Exhibit 99.6

CREDIT SUISSE FIRST BOSTON

MEMORANDUM

To:	CSAM Managing Directors and Directors

Date:	August 5, 2003

CORRECTION
Global Meeting for Managing Directors and Directors
August 6, 2003

Please note that there was an error in the broadcast that went out this morning regarding the time for the MD/Director meeting at CSAM New York. The time shown was 8:00 p.m. – the correct time is 8:00 a.m.

Our apologies for any confusion this may have caused.

Videoconference Locations:

Chicago	7:00 a.m	41 Fixed Income VC Room
Frankfurt:	2:00 p.m	36 VC Room
Hong Kong	8:00 p.m	45A
London	1:00 p.m	Large Auditorium
New York	8:00 a.m	OMA Auditorium
Paris	2:00 p.m	Room 7
San Francisco	5:00 a.m	201 Spear St. Golden Gate VC Room
Sao Paulo	9:00 a.m	13 Auditorium
Singapore	8:00 p.m	3F
Tokyo	9:00 p.m	Ginza Room
Zurich	2:00 p.m	Cinema Room
CSAM NY	8:00 a.m	17A
CSAM London	1:00 p.m	9 VC Room

For those unable to physically attend the videoconference, dial-in numbers have been reserved. Participants are requested to dial-in as early as possible to avoid connection replays.

Audio Conference Numbers:

U.K./Europe, Middle East and Africa
U.K. Toll Free
U.K. Toll Free

Switzerland Toll-Free
Direct Dial /International Toll Number

Asia Pacific
Hong Kong Toll Free
Tokyo Toll Free
Singapore Toll Free
Australia Toll Free
Direct Dial /International Toll Number

Americas
U.S./Canada Toll Free
Direct Dial /International Toll Number	0800 953 0406 014 52 560299 0800 000083 + 44 145 256 0299 800 901 499 005 312 50011 800 616 3017 1800 766 788 + 61 2 82287002 800 225 6747 + 1 706 679 3405